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                                                       EXHIBIT 10a(14)

                              Public Service
                              Electric and Gas
                              Company

                        80 Park Plaza, Newark, NJ 07101  201-430-5620
                        Mailing Address:  P.O. Box 570, Newark, NJ 07101

E. James Ferland
Chairman of the Board
and Chief Executive Officer

                                             September 14, 1994



Mr. Leon R. Eliason
10435 61st Street, N.W.
Stillwater, MN 55082

Dear Mr. Eliason:

     This letter will serve as an amendment and modification of the letter agreement (Agreement) between you and Public Service Electric and Gas Company (PSE&G) dated August 24, 1994, regarding your employment as Chief Nuclear Officer of PSE&G.

     A. Paragraph No. 1 of the Agreement is revised so that your effective Date of Employment (DOE) with PSE&G shall be September 26, 1994.

     B. Paragraph Nos. 3 and 4 of the Agreement are revised so that the payments called for therein, which are contingent upon your commencing employment with PSE&G, shall (i) be paid on January 2, 1995 and (ii) not be subject to advancement.

     If the foregoing is in accordance with your understanding of our agreement, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

                                             Sincerely,

Agreed to this 17th day
of September, 1994.


LEON R. ELIASON
- --------------------------------
Leon R. Eliason
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                              Public Service
                              Electric and Gas
                              Company

                        80 Park Plaza, Newark, NJ 07101  201-430-5620
                        Mailing Address:  P.O. Box 570, Newark, NJ 07101

E. James Ferland
Chairman of the Board
and Chief Executive Officer


                                             August 24, 1994



Mr. Leon R. Eliason
10435 61st Street, N.W.
Stillwater, MN 55082

Dear Mr. Eliason:

          In conjunction with your employment as Chief Nuclear Officer of Public Service Electric and Gas Company (PSE&G) and President of PSE&G's Nuclear Business Unit, reporting to me as Chief Executive Officer, the agreed terms of employment are as follows:

          1. The effective date of your employment with PSE&G shall be October 1, 1994 or such earlier date as may be agreed to in writing between you and I (the Date of Employment (DOE)).

          2. You shall be paid a salary at the annual rate of $325,000, which salary may be increased, but shall not be reduced, thereafter during the five-year period commencing on the DOE. This initial annual rate of salary shall remain in effect until December 31, 1995.

          3. PSE&G will make a cash payment to you on the DOE in the amount of $40,000 to compensate you for the loss of stock option and restricted stock benefits under plans of your present employer.

          4. PSE&G will pay you $125,000 cash on the first business day of 1995 to compensate you for the loss of your 1994 annual bonus under the plan of your present employer. You shall have the option, upon five days written notice, to advance this payment to any date of your choice that is subsequent to the DOE.

          5. You shall be entitled to those benefits from time to time available to officers and employees of PSE&G generally, except as otherwise provided in this letter. You shall be eligible for a minimum of six weeks of vacation per year, except that for calendar year 1994, you shall be eligible for three weeks of vacation. In addition, financial counseling will be available to you.

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          6.   PSE&G will compensate you for reasonably incurred moving and relocation expenses in accordance with PSE&G's Relocation Program. Such compensation shall specifically include reimbursement of any sales commissions on your existing principal residence and on a second residential property located in Rapid City, South Dakota and will also include, if you so elect, the purchase of your principal residence and such second property. In addition, PSE&G will provide you and your spouse temporary living expenses in New Jersey for a period of up to six months and will provide for the taxes associated with providing you housing in New Jersey during such six-month period. PSE&G will pay for the cost of installation of a security system in your permanent home in New Jersey, or vicinity, and will maintain such a system in your permanent home as long as you are Chief Nuclear Officer of PSE&G.

          7. You may be discharged with or without cause at any time. If you should be discharged without cause during the five-year period commencing on DOE, PSE&G will pay to you the salary in effect pursuant to Paragraph
     1 above at the time of your discharge for a period of twelve months following such discharge, or for the remainder of such five-year period, whichever is less. "Cause" shall mean (i) the willful or negligent dereliction of, and continued failure by you to perform your duties with PSE&G (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for performance is delivered to you by the Board of Directors or the Chief Executive Officer of PSE&G which identifies the manner in which the Board or CEO believes that you have not so performed your duties, or (ii) any conduct constituting a felony or moral turpitude.

          8. Your participation in PSE&G's Management Incentive Compensation Plan (MICP) will begin effective as of January 1, 1995. Your target incentive award as Chief Nuclear Officer will initially be 30% of salary. This may be adjusted from time to time in accordance with established plan procedures. In addition, to provide an appropriate transition adjustment, because any MICP awards are paid out one-third annually over a three-year period, PSE&G will pay to you the following lump-sum cash payments in January of the following years: 1996 -- $100,000;
     1997 -- $65,000; 1998 -- $35,000, in addition to any payouts which may result from your participation in the MICP itself. Copies of the MICP and the calculation determining the 1993 corporate factor have previously been forwarded to you.

          9. As Chief Nuclear Officer, you will participate in the Long-Term Incentive Plan (LTIP) of Public Service Enterprise Group Incorporated (Enterprise), the parent of PSE&G. The LTIP provides senior officers selected by the Organization and Compensation Committee with options to purchase shares of Enterprise Common Stock. The options generally are granted in January and become exercisable three years after the date of grant, and the LTIP provides for payments to be made, dependent upon dividends paid by Enterprise and future financial performance by Enterprise in comparison to other corporations, to assist the officers in exercising the options granted. I will recommend to the Organization and Compensation Committee that you be granted 2,500 options in January 1995
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     (which would be exercisable in 1998).  In addition, I will recommend to the Organization and Compensation Committee that you also be granted 600 stock options under the LTIP which are exercisable in 1995, 1,200 stock options exercisable in 1996, and 1,800 stock options exercisable in 1997. Such options would be subject to all of the provisions of the LTIP and would permit the purchase by you of numbers of shares granted by the Organization and Compensation Committee that appropriately reflect your responsibilities and ability to contribute to the long-term success of Enterprise.

          10. In light of your allied work experience, you shall be granted credited service, in addition to that earned as a result of your employment by PSE&G, for the purpose of determining any pension benefits from PSE&G in accordance with the following schedule:

                                                       Additional Years
     Date of Termination of Employment               of Credited Service
     ---------------------------------               -------------------

     On or after DOE plus 3 years and
       prior to DOE plus 4 years                            19

     On or after DOE plus 4 years and
       prior to DOE plus 5 years                            20

     On or after DOE plus 5 years and
       prior to DOE plus 6 years                            21

     On or after DOE plus 6 years and
       prior to DOE plus 7 years                            22

     On or after DOE plus 7 years and
       prior to DOE plus 8 years                            23

     On or after DOE plus 8 years and
       prior to DOE plus 9 years                            25

     On or after DOE plus 9 years and
       prior to DOE plus 10 years                           27

     On or after DOE plus 10 years                          29

          The additional credited service shown in the table above is not cumulative, but is applied from the table depending upon when you retire. For example, assuming you are currently age 55, the additional credited service set forth above, together with the Board's current policy of granting 5 years of additional credited service to officers who retire between age 60 and age 65-1/2, and your actual credited service, will afford you a total of 31 years of credited service at age 60, and 44 years of credited service at age 65, dependent upon your actual date of birth and DOE. Under PSE&G's pension programs as presently in effect, you would be eligible to retire at age 58 with a reduced pension, or at age 60 with an unreduced pension, dependent upon your actual date of birth and DOE. The amount of your pension or survivorship benefits paid by your present employer (or any other employer) shall be deducted from the pension benefits payable to you or your beneficiary by PSE&G on account of such service with your present employer (or other employer).

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     11.  In recognition of your need for an automobile for business purposes,
PSE&G will provide you with a full-size American-made automobile (Oldsmobile, Buick or other comparable model) and shall provide the related maintenance, repairs, insurance and costs of operation thereof.

     12. As part of PSE&G's requirement for a work force that is free from the influence of foreign chemical substances, you will be required to complete a medical examination which will include definitive analysis of a freshly voided urine specimen for the presence of commonly abused drugs, including marijuana.

     If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.


                                             Sincerely,

                                             E. JAMES FERLAND
                                             E. James Ferland
                                             Chairman of the Board and
                                               Chief Executive Officer


Agreed to this 26th day
of August, 1994.


        LEON R. ELIASON
- --------------------------------
        Leon R. Eliason